Exhibit 99.1
NEWS RELEASE

Hastings	CONTACT:	Dan Crow PR08-159
Entertainment, Inc.		Vice President and
Chief Financial Officer
(806) 351-2300, ext. 6000
www.gohastings.com
Hastings Entertainment, Inc. Announces Stock Repurchase of up to $5.0 Million
AMARILLO, Texas, December 8, 2008—Hastings Entertainment, Inc. (NASDAQ: HAST), a leading multimedia entertainment retailer, today announced that its Board of Directors has authorized a stock repurchase program in the amount of $5.0 million. This program is in addition to the Company’s previously announced stock repurchase programs, which totaled $22.5 million. As of October 31, 2008, approximately $1.4 million remained available under the previously approved stock repurchase programs. Under the program, the Company may repurchase stock in the open market from time to time at current market prices at the time of purchase or in privately negotiated transactions. The timing and actual number of shares repurchased under the program will depend on a variety of factors including price, corporate and regulatory requirements, and other market conditions.
“We believe that our stock price certainly does not reflect the value of our Company, and we are using the program to provide our shareholders additional opportunities to realize investment returns,” said Chairman and Chief Executive Officer, John H. Marmaduke.
About Hastings
Founded in 1968, Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of new and used books, videos, video games and CDs, as well as trends merchandise, with the rental of videos and video games in a superstore format. We currently operate 154 superstores, averaging approximately 20,000 square feet, primarily in medium-sized markets throughout the United States.
We also operate www.gohastings.com, an e-commerce Internet Web site that makes available to our customers new and used entertainment products and unique, contemporary gifts and toys. The site features exceptional product and pricing offers. The Investor Relations section of our web site contains press releases, a link to request financial and other literature and access our filings with the Securities and Exchange Commission.